Exhibit 99.1

Civitas Solutions, Inc. Announces Appointment of Robert Rosner to its Board of Directors

Boston, MA, August 30, 2018 – Civitas Solutions, Inc. today announced that, effective as of August 28, 2018, the Board has approved an increase in its size from eight to nine members and appointed Robert L. Rosner as a Director. Mr. Rosner is an “independent director” as defined by the rules of the New York Stock Exchange. Mr. Rosner will not serve on any committees at this time.

Bruce Nardella, Chief Executive Officer and Chair of the Board, stated, “Robert Rosner has been advising and supporting management teams across a wide variety of industries, including healthcare, for more than 30 years, and we are delighted to welcome him to Civitas. We are confident that his impressive breadth of experience and expertise will benefit the work of our Board and Civitas as a whole. We look forward to his support and counsel as we work to continue to expand our services and enhance more lives in communities across the country.”

About Robert L. Rosner

Robert L. Rosner is a Founding Partner and Co-President of Vestar Capital Partners, Inc. He has been with the firm since its formation in 1988. Prior to the formation of Vestar, he was a member of the Management Buyout Group of The First Boston Corporation. He is a director of Edward Don & Company, Mobile Technologies, Inc. and Triton International Limited. Mr. Rosner has served as a member of the Graduate Executive Board of The Wharton School of The University of Pennsylvania and the Board of Trustees of The Lawrenceville School. He received a B.A. in Economics from Trinity College and an M.B.A with distinction from The Wharton School of the University of Pennsylvania.

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since our founding in 1980, we have evolved from a single residential program to a diversified national network offering an array of quality services in 36 states.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward looking statements include statements regarding board transitions. These statements are not statements of historical fact. Words such as “estimates”, “expects”, “intends”, “working towards”, “could”, “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, the factors described in “Risk Factors” in Civitas’s Form 10-K for the fiscal year ended September 30, 2017. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact

Civitas Solutions, Inc.

Dwight Robson, 617-790-4800 or dwight.robson@civitas-solutions.com

Chief Public Strategy and Marketing Officer

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